Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference in the Registration Statement (Form S-8 No. 333-54356) pertaining to the Ceragon Networks Ltd 2003 Share Option Plan, the Ceragon Networks Ltd. Key Employee Share Incentive Plan 1996 and the Ceragon Networks Ltd. Affiliate Employees Option Plan (collectively, the “Plans”) and to the incorporation by reference therein of our report dated June 30, 2003 with respect to the consolidated financial statements of Ceragon Networks Ltd included in its Annual Report (Form 20-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel August 2, 2004	/s/ KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global